ACQUISITION AGREEMENT AND PLAN OF MERGER

DATED AS OF MARCH 26, 2014

BY AND AMONG

BLACKCRAFT CULT, INC. (“MRCD”), a Nevada corporation,

MERCULITE SUB CO (“MERCULITE SUBCO”), a Nevada corporation

AND

BLACKCRAFT EMOJI INCORPORATED. (“BLACKCRAFT”), a California corporation.

TABLE OF CONTENTS

ARTICLE 1. The Merger 1
Section 1.1.                      The Merger 1
Section 1.2.                      Effective Time 1
Section 1.3.                      Closing of the Merger 2
Section 1.4.                      Effects of the Merger 2
Section 1.5.                      Articles of Incorporation; Bylaws 2
Section 1.6.                      Board of Directors and Officers 2
Section 1.7.                      Conversion of Shares 2
Section 1.8.                      Exchange of Certificates 3
Section 1.9.                      Stock Options 5
Section 1.10.                   Warrants 5
Section 1.11.                   Taking of Necessary Action; Further Action 5

ARTICLE 2. Representations and Warranties of MRCD 5
Section 2.1.                     Organization and Qualification 5
Section 2.2.                     Capitalization of MRCD 6
Section 2.3.                     Authority Relative to this Agreement; Recommendation. 7
Section 2.4.                     SEC Reports; Financial Statements 7
Section 2.5.                     Information Supplied 8
Section 2.6.                     Consents and Approvals; No Violations 8
Section 2.7.                     No Default 9
Section 2.8.                     No Undisclosed Liabilities; Absence of Changes 9
Section 2.9.                     Litigation 9
Section 2.10.                   Compliance with Applicable Law 10
Section 2.11.                   Employee Benefit Plans; Labor Matters 10
Section 2.12.                   Environmental Laws and Regulations 11
Section 2.13.                   Tax Matters 12
Section 2.14.                   Title To Property 12
Section 2.15.                   Intellectual Property 13

Section 2.16.                      Insurance 13
Section 2.17.                      Vote Required 13
Section 2.18.                      Tax Treatment 13
Section 2.19.                      Affiliates 13
Section 2.20.                      Certain Business Practices 13
Section 2.21.                      Insider Interests 14
Section 2.22.                      Opinion of Financial Adviser 14
Section 2.23.                      Brokers 14
Section 2.24.                      Disclosure 14
Section 2.25.                      No Existing Discussion 14
Section 2.26.                      Material Contracts 14

ARTICLE 3. Representations and Warranties of BLACKCRAFT. 15
Section 3.1.                      Organization and Qualification 15
Section 3.2.                      Capitalization of BLACKCRAFT 16
Section 3.3.                      Authority Relative to this Agreement; Recommendation 16
Section 3.4.                      SEC Reports; Financial Statements 17
Section 3.5.                      Information Supplied 17
Section 3.6.                      Consents and Approvals; No Violations 17
Section 3.7.                      No Default 18
Section 3.8                       No Undisclosed Liabilities; Absence of Changes 18
Section 3.9.                      Litigation 18
Section 3.10.                   Compliance with Applicable Law 18
Section 3.11.                   Employee Benefit Plans; Labor Matters 19
Section 3.12.                   Environmental Laws and Regulations 20
Section 3.13.                  Tax Matters 21
Section 3.14.                  Title to Property 21
Section 3.15.                  Intellectual Property 21
Section 3.16.                  Insurance 22
Section 3.17.                  Vote Required 22
Section 3.18.                  Tax Treatment 22
Section 3.19.                 Affiliates 22
Section 3.20.                 Certain Business Practices 22
Section 3.21.                 Insider Interests 22
Section 3.22.                 Opinion of Financial Adviser 22
Section 3.23.                 Brokers 22
Section 3.24.                 Disclosure 22
Section 3.25.                 No Existing Discussions 23
Section 3.26.                 Material Contracts 23

ARTICLE 4. Covenants 24
Section 4.1.                      Conduct of Business of MRCD 24
Section 4.2.                      Conduct of Business of BLACKCRAFT 26
Section 4.3.                      Preparation of 8-K 27
Section 4.4.                      Other Potential Acquirers 28
Section 4.5.                      Meetings of Stockholders 28

Section 4.6.                      FINRA OTC:QB Listing 28
Section 4.7.                      Access to Information 28
Section 4.8.                      Additional Agreements; Reasonable Efforts. 28
Section 4.9.                      Employee Benefits; Stock Option and Employee Purchase Plans 29
Section 4.10.                    Public Announcements 29
Section 4.11.                    Indemnification 29
Section 4.12.                    Notification of Certain Matters 30

ARTICLE 5. Conditions to Consummation of the Merger 31
Section 5.1.                      Conditions to Each Party’s Obligations to Effect the Merger 31
Section 5.2.                      Conditions to the Obligations of MRCD 31
Section 5.3.                      Conditions to the Obligations of BLACKCRAFT 32

ARTICLE 6. Termination; Amendment; Waiver 33
Section 6.1.                      Termination 33
Section 6.2.                      Effect of Termination 34
Section 6.3.                      Fees and Expenses 34
Section 6.4.                      Amendment 34
Section 6.5.                      Extension; Waiver 34

ARTICLE 7. Miscellaneous 34
Section 7.1.                      Non-survival of Representations and Warranties 34
Section 7.2.                      Entire Agreement; Assignment 34
Section 7.3.                      Validity 35
Section 7.4.                      Notices 35
Section 7.5.                      Governing Law 35
Section 7.6.                      Descriptive Headings 36
Section 7.7.                      Parties in Interest 36
Section 7.8.                      Certain Definitions 36
Section 7.9.                      Personal Liability 36
Section 7.10.                    Specific Performance 36
Section 7.11.                    Counterparts 37
Section 7.12.                    Conflict Waiver 37

Signatures 37

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of March 26, 2014, is by and among Blackcraft Cult, Inc., a Nevada corporation (“MRCD”), Merculite SUB CO, a Nevada corporation and wholly owned subsidiary of MRCD, (“MERCULITE SUBCO”) and Blackcraft Emoji Incorporated, a California corporation (“BLACKCRAFT”), MERCULITE SUBCO and BLACKCRAFT being the constituent entities in the Merger.

Whereas, the Boards of Directors of MRCD, MERCULITE SUBCO and BLACKCRAFT each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement;

Whereas, this Agreement constitutes the entire, final and complete agreement between MRCD, MERCULITE SUBCO, and BLACKCRAFT and supersedes and replaces all prior or existing written and oral agreements, between MRCD, MERCULITE SUBCO, and BLACKCRAFT with respect to the subject matter hereof;

Whereas, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

Whereas, MRCD, MERCULITE SUBCO, and BLACKCRAFT desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

Now, therefore, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, MRCD, MERCULITE SUBCO, and BLACKCRAFT hereby agree as follows:

ARTICLE I

The Merger

Section 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Nevada (the “NGCL”), MERCULITE SUBCO shall be merged with and into BLACKCRAFT (the “Merger”). Following the Merger, BLACKCRAFT shall continue as the surviving corporation (the “Surviving Corporation”), shall continue to be governed by the laws of the jurisdiction of its incorporation or organization and the separate corporate existence of MERCULITE SUBCO shall cease. BLACKCRAFT shall continue its existence as a wholly owned subsidiary of MRCD.  The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Code as relates to the non-cash exchange of stock referenced herein.

Section 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the “Merger Certificate”) shall be duly executed and acknowledged by each of MRCD, MERCULITE SUBCO, and BLACKCRAFT, and thereafter the Merger Certificate reflecting the Merger shall be delivered to the Secretary of State of the State of Nevada and for filing pursuant to the NGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective on March 27, 2014 as set forth in the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the “Effective Time”).

Section 1.3. Closing of the Merger. The closing of the Merger (the “Closing”) will take place on March 27, 2014 upon satisfaction of the conditions set forth in Article 5 (the “Closing Date”), at the offices of Stoecklein Law Group, LLP, 401 West A Street, Suite 1150, San Diego, California 92101, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers of MERCULITE SUBCO shall vest in the Surviving Corporation, and all debts, liabilities and duties of MERCULITE SUBCO shall become the debts, liabilities and duties of the Surviving Corporation. Concurrently, BLACKCRAFT shall remain a wholly owned subsidiary of MRCD.

Section 1.5. Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of BLACKCRAFT in the respective forms delivered by BLACKCRAFT to MRCD prior to the date of this Agreement will remain in full force and effect and will be the Articles of Incorporation and Bylaws of the Surviving Corporation.

Section 1.6. Board of Directors and Officers.

(a) Board of Directors of MERCULITE SUBCO. At or prior to the Effective Time, MRCD agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of MERCULITE SUBCO to be one (1) person and (ii) to cause Robert Schubenski, (the “MRCD Designee”) to be elected as the sole director of MERCULITE SUBCO.

(b) Board of Directors of BLACKCRAFT. At or prior to the Effective Time each of BLACKCRAFT and MRCD agree to take such action as is necessary (i) to cause Robert Schubenski to remain as a director of MRCD and (ii) to cause Robert Schubenski (the “BLACKCRAFT Designee”) to remain as a director of BLACKCRAFT. If the BLACKCRAFT Designee shall decline or be unable to serve as a director prior to the Effective Time, BLACKCRAFT shall nominate another person to serve in such person’s stead, which such person shall be subject to approval of the other party. From and after the Effective Time, and until successors are duly elected or appointed and qualified in accordance with applicable law, Schubenski shall be Chief Executive Officer, President, Secretary and Treasurer of the Surviving Corporation.

Section 1.7. Conversion of Shares.

(a) At the Effective Time, each share of common stock, no par value per share of BLACKCRAFT (individually a "BLACKCRAFT Share" and collectively, the "BLACKCRAFT Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of BLACKCRAFT, MRCD, or the holder thereof, be converted into and shall become fully paid and nonassessable MRCD common shares determined by dividing (i) the total number of shares of BLACKCRAFT, Two Million Two Hundred Thirty-four Thousand Five Hundred Eighty (2,234,580) outstanding immediately prior to the Effective Time by (ii) One (1) (such quotient, the “Exchange Ratio”). By way of example, 10,000/1 = 10,000 (the Exchange Ratio). So for every one (1) share of BLACKCRAFT stock held the shareholder will be issued one (1) MRCD share. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of MRCD Common Stock or BLACKCRAFT Common Stock are changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or similar transaction, the number of shares of MRCD Common Stock into which each share of BLACKCRAFT Common Stock will be converted as a result of the Merger will be adjusted appropriately.

(b)  BLACKCRAFT hereby acknowledges that (i) the MRCD Shares have not been and will not be registered under the Securities Act of 1933 (“1933 Act”) or under the securities laws of any state and, therefore, the MRCD Shares cannot be resold unless they are subsequently registered under said laws or exemptions from such registrations as are available; and (ii) the transferability of the Shares is restricted and that a legend shall be placed on the certificates representing the securities substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION SATISFACTORY TO THE ISSUER AND ITS COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

(c) At the Effective Time, each BLACKCRAFT Share held in the treasury of BLACKCRAFT, by BLACKCRAFT immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of BLACKCRAFT, MERCULITE SUBCO or MRCD be canceled, retired and cease to exist and no payment shall be made with respect thereto.

Section 1.8. Exchange of Certificates.

(a) Prior to the Effective Time, MRCD shall enter into an agreement with, and shall deposit with, Stoecklein Law Group, LLP or such other agent or agents as may be satisfactory to MRCD and BLACKCRAFT (the “Exchange Agent”), for the benefit of the holders of BLACKCRAFT Shares, for exchange through the Exchange Agent in accordance with this Article I: (i) certificates representing the appropriate number of MRCD Shares to be issued to holders of BLACKCRAFT Shares issuable pursuant to Section 1.7 in exchange for outstanding BLACKCRAFT Shares.

(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding BLACKCRAFT Shares (the “Certificates”) whose shares were converted into the right to receive MRCD Shares pursuant to Section 1.7: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as BLACKCRAFT and MRCD may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing MRCD Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefore a certificate representing that number of whole MRCD Shares and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of BLACKCRAFT Shares which are not registered in the transfer records of BLACKCRAFT, a certificate representing the proper number of MRCD Shares may be issued to a transferee if the Certificate representing such BLACKCRAFT Shares is presented to the Exchange Agent accompanied by all documents required by the Exchange Agent or MRCD to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing MRCD Shares as contemplated by this Section 1.8.

(c) No dividends or other distributions declared or made after the Effective Time with respect to MRCD Shares with a record date after the Effective Time shall be paid to the holder of any un-surrendered Certificate with respect to the MRCD Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate.

(d) In the event that any Certificate for BLACKCRAFT Shares or MRCD Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof such MRCD Shares and cash in lieu of fractional MRCD Shares, if any, as may be required pursuant to this Agreement; provided, however, that MRCD or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

(e) All MRCD Shares issued upon the surrender for exchange of BLACKCRAFT Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such BLACKCRAFT Shares. There shall be no further registration of transfers on the stock transfer books of either of BLACKCRAFT or MRCD of the BLACKCRAFT Shares or MRCD Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to MRCD for any reason, they shall be canceled and exchanged as provided in this Article I.

(f) No fractional MRCD Shares shall be issued in the Merger, but in lieu thereof each holder of BLACKCRAFT Shares otherwise entitled to a fractional MRCD Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an additional share to round up to the nearest round number of shares.

Section 1.9. Stock Options. At the Effective Time, each outstanding option to purchase BLACKCRAFT Shares, if any (a “BLACKCRAFT Stock Option” or collectively, “BLACKCRAFT Stock Options”) issued pursuant to any BLACKCRAFT Stock Option Plan or BLACKCRAFT Long Term Incentive Plan whether vested or unvested, shall be cancelled.

Section 1.10. Warrants. At the Effective Time, each outstanding warrant to purchase BLACKCRAFT Shares, if any (a “BLACKCRAFT Warrant” or collectively, “BLACKCRAFT Warrants”) issued and pursuant to any BLACKCRAFT Warrant Agreement as disclosed in Section 3.2 of the BLACKCRAFT Disclosure Schedule shall convert to the right to receive replacement MRCD Warrants, adjusted to reflect the proportionate reduction in number of shares as set forth in section 1.7 above. The Exercise Price per Warrant Share in effect at the time of the record date for the determination of Stockholders entitled to receive shares pursuant to section 1.7 shall be adjusted so that it shall equal the price determined by multiplying such Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action.  Such adjustment shall be made successively whenever any event listed above shall occur and shall become effective at the close of business on such record date or at the close of business on the date immediately preceding such effective date, as applicable.

Section 1.11. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, BLACKCRAFT or MRCD reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest MRCD with full right, title and possession to all assets, property, rights, privileges, powers and franchises of BLACKCRAFT, the officers and directors of MRCD and BLACKCRAFT are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

ARTICLE 2

Representations and Warranties of MRCD

Except as set forth on the Disclosure Schedule delivered by MRCD and MERCULITE SUBCO to BLACKCRAFT (the “MRCD Disclosure Schedule”), MRCD and MERCULITE SUBCO hereby represent and warrant to BLACKCRAFT as follows:

Section 2.1. Organization and Qualification.

(a) Each of MRCD and MERCULITE SUBCO is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and each has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on MRCD. When used in connection with MRCD, the term “Material Adverse Effect” means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of MRCD, other than any change or effect arising out of general economic conditions unrelated to any business in which MRCD is engaged, or (ii) that may impair the ability of MRCD to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) MRCD has heretofore delivered to BLACKCRAFT accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of MRCD. Except as set forth on Section 2.1 of the MRCD Disclosure Schedule, MRCD is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on MRCD.

Section 2.2. Capitalization of MRCD.

(a) The authorized capital stock of MRCD consists of: (i) One Hundred Million (100,000,000) MRCD Common Shares, par value $0.001 per share, of which, as of March 26, 2014, a total 744,750 MRCD Shares were issued and outstanding; and (ii) Ten Million (10,000,000) MRCD Preferred Shares, par value $0.001 per share, of which, as of March 26, 2014, no MRCD Preferred Shares have been issued. At or prior to the Effective Time the total issued and outstanding shares of MRCD will be approximately 2,979,330 (pursuant to Section 1.7(a) the issuance of 2,234,580 shares to BLACKCRAFT). The authorized capital stock of MERCULITE SUBCO consists of Ten Million (10,000,000) shares of common stock ("MERCULITE SUBCO Shares"), of which, at the Effective Time, One thousand (10,000) shares will be issued and outstanding.  All of the outstanding MRCD Shares and MERCULITE SUBCO Shares have been or at the Effective Time will be duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of MRCD or MERCULITE SUBCO, (ii) securities of MRCD convertible into or exchangeable for shares of capital stock or voting securities of MRCD or MERCULITE SUBCO, (iii) options or other rights to acquire from MRCD or MERCULITE SUBCO and, except as described in the MRCD SEC Reports (as defined below), no obligations of MRCD or MERCULITE SUBCO to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of MRCD or MERCULITE SUBCO, and (iv) equity equivalents, interests in the ownership or earnings of MRCD or MERCULITE SUBCO or other similar rights (collectively, “MRCD Securities”). As of the date hereof, except as set forth on Section 2.2(a) of the MRCD Disclosure Schedule there are no outstanding obligations of MRCD or its subsidiaries to repurchase, redeem or otherwise acquire any MRCD Securities or stockholder agreements, voting trusts or other agreements or understandings to which MRCD is a party or by which it is bound relating to the voting or registration of any shares of capital stock of MRCD. For purposes of this Agreement, ‘‘Lien” means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(b) The MRCD Shares constitute the only class of equity securities of MRCD registered under the Exchange Act.

(c) Other than its 100% ownership of MERCULITE SUBCO, MRCD does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity, other than as specifically disclosed in the disclosure documents.

Section 2.3. Authority Relative to this Agreement; Recommendation.

(a) MRCD and MERCULITE SUBCO have all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of MRCD (the “MRCD Board”) and the Board of Directors of MERCULITE SUBCO and no other corporate proceedings on the part of MRCD or MERCULITE SUBCO are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 2.3(b) and Section 2.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding MERCULITE SUBCO Shares. This Agreement has been duly and validly executed and delivered by MRCD and MERCULITE SUBCO and constitutes a valid, legal and binding agreement of MRCD and MERCULITE SUBCO, enforceable against MRCD and MERCULITE SUBCO in accordance with its terms.

(b) The MRCD Board has resolved to recommend that MRCD, the sole stockholder of MERCULITE SUBCO, approve and adopt this Agreement. Additionally, the Board has resolved to recommend that MERCULITE SUBCO stockholders approve and adopt this Agreement, and the actions required to be taken to effectuate the terms and conditions set forth in this Agreement.

Section 2.4. SEC Reports; Financial Statements.

(a) MRCD has filed all required forms, reports and documents with the Securities and Exchange Commission (the “SEC”) from the Company’s inception through the period ended December 31, 2013, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. MRCD has heretofore delivered or promptly will deliver prior to the Effective Date to BLACKCRAFT, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Annual Report on Form 10-K for the year ended December 31, 2013, (ii) its Quarterly Report on Form 10-Q for the period ended September 30, 2013, (iii) all definitive proxy statements relating to MRCD’s meetings of stockholders (whether annual or special) held since December 31, 2012, if any, and (iv) all other reports or registration statements filed by MRCD with the SEC since December 31, 2012. None of such MRCD SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of MRCD included in the MRCD SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of MRCD as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the MRCD SEC Reports have been so filed.

(b) MRCD has heretofore made available or promptly will make available to BLACKCRAFT a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by MRCD with the SEC pursuant to the Exchange Act.

Section 2.5. Information Supplied. None of the information supplied or to be supplied by MRCD for inclusion or incorporation by reference in connection with the Merger will at the date filed with the SEC and made available to stockholders of MRCD, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1916, as amended (the ‘‘HSR Act’’), the rules of the Financial Industry Regulatory Authority (“FINRA”), the filing and recordation of the Merger Certificate as required by the NGCL, and as set forth on Section 2.6 of the MRCD Disclosure Schedule no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a “Governmental Entity”) is necessary for the execution and delivery by MRCD and MERCULITE SUBCO of this Agreement or the consummation by MRCD and MERCULITE SUBCO of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on MRCD or MERCULITE SUBCO.

Except as set forth in Section 2.6 of the MRCD Disclosure Schedule, neither the execution, delivery and performance of this Agreement by MRCD and MERCULITE SUBCO nor the consummation by MRCD or MERCULITE SUBCO of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of MRCD or MERCULITE SUBCO, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MRCD is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to MRCD or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on MRCD or MERCULITE SUBCO.

Section 2.7. No Default. Except as set forth in Section 2.7 of the MRCD Disclosure Schedule, neither MRCD nor MERCULITE SUBCO is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MRCD is now a party or by which any of its respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to MRCD or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on MRCD or MERCULITE SUBCO. Except as set forth in Section 2.7 of the MRCD Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MRCD is now a party or by which its respective properties or assets may be bound that is material to MRCD or MERCULITE SUBCO and that has not expired is in full force and effect and is not subject to any material default thereunder of which MRCD or MERCULITE SUBCO is aware by any party obligated to MRCD thereunder.

Section 2.8. No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 2.8 of the MRCD Disclosure Schedule and except as and to the extent publicly disclosed by MRCD in the MRCD SEC Reports, as of December 31, 2013, MRCD does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of MRCD (including the notes thereto) or which would have a Material Adverse Effect on MRCD. Except as publicly disclosed by MRCD, since December 31, 2013, MRCD has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to MRCD having or which reasonably could be expected to have, a Material Adverse Effect on MRCD. Except as and to the extent publicly disclosed by MRCD in the MRCD SEC Reports and except as set forth in Section 2.8 of the MRCD Disclosure Schedule, since December 31, 2013, there has not been (i) any material change by MRCD in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by MRCD of any of its assets having a Material Adverse Effect on MRCD, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

Section 2.9. Litigation. Except as publicly disclosed by MRCD in the MRCD SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of MRCD, threatened against MRCD or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on MRCD or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by MRCD in the MRCD SEC Reports, MRCD is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on MRCD or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 2.10. Compliance with Applicable Law. Except as publicly disclosed by MRCD in the MRCD SEC Reports, MRCD and MERCULITE SUBCO hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “MRCD Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on MRCD. Except as publicly disclosed by MRCD in the MRCD SEC Reports, MRCD is in compliance with the terms of the MRCD Permits, except where the failure to so comply would not have a Material Adverse Effect on MRCD. Except as publicly disclosed by MRCD in the MRCD SEC Reports, the business of MRCD is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on MRCD. Except as publicly disclosed by MRCD in the MRCD SEC Reports, no investigation or review by any Governmental Entity with respect to MRCD is pending or, to the knowledge of MRCD, threatened, nor, to the knowledge of MRCD, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which MRCD reasonably believes will not have a Material Adverse Effect on MRCD.

Section 2.11. Employee Benefit Plans; Labor Matters.

(a) Except as set forth in Section 2.11(a) of the MRCD Disclosure Schedule with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained or contributed to at any time by MRCD or any entity required to be aggregated with MRCD pursuant to Section 414 of the Code (each, a “MRCD Employee Plan”), no event has occurred and to the knowledge of MRCD, no condition or set of circumstances exists in connection with which MRCD could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on MRCD.

(b) (i) No MRCD Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each MRCD Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 2.11(c) of the MRCD Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any MRCD Stock Options, together with the number of MRCD Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 2.11(c) of the MRCD Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. MRCD has furnished BLACKCRAFT with complete copies of the plans pursuant to which the MRCD Stock Options were issued. Other than the automatic vesting of MRCD Stock Options that may occur without any action on the part of MRCD or its officers or directors, MRCD has not taken any action that would result in any MRCD Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) MRCD has made available to BLACKCRAFT (i) a description of the terms of employment and compensation arrangements of all officers of MRCD and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating MRCD to make annual cash payments in an amount exceeding $2,000; (iii) a schedule listing all officers of MRCD who have executed a non-competition agreement with MRCD and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of MRCD with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of MRCD with or relating to its employees which contain change in control provisions all of which are set forth in Section 2.11(d) of the MRCD Disclosure Schedule.

(e) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any MRCD Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f) There are no controversies pending or, to the knowledge of MRCD, threatened, between MRCD and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on MRCD. Neither MRCD nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by MRCD or any of its subsidiaries (and neither MRCD nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does MRCD know of any activities or proceedings of any labor union to organize any of its or its subsidiaries employees. MRCD has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

Section 2.12. Environmental Laws and Regulations.

(a) Except as publicly disclosed by MRCD in the MRCD SEC Reports, (i) MRCD is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), except for non-compliance that would not have a Material Adverse Effect on MRCD, which compliance includes, but is not limited to, the possession by MRCD of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) MRCD has not received written notice of, or, to the knowledge of MRCD, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an “Environmental Claim”) that could reasonably be expected to have a Material Adverse Effect on MRCD; and (iii) to the knowledge MRCD, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as publicly disclosed by MRCD, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on MRCD that are pending or, to the knowledge of MRCD, threatened against MRCD or, to the knowledge of MRCD, against any person or entity whose liability for any Environmental Claim MRCD has or may have retained or assumed either contractually or by operation of law.

Section 2.13. Tax Matters.

(a) Except as set forth in Section 2.13 of the MRCD Disclosure Schedule: (i) MRCD has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of MRCD and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to MRCD  have been paid in full or have been provided for in accordance with GAAP on MRCD’s most recent balance sheet which is part of the MRCD SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to MRCD; (iv) to the knowledge of MRCD none of the Tax Returns of or with respect to MRCD is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to MRCD which has not been abated or paid in full.

(b) For purposes of this Agreement, (i) “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) “Tax Return” shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

Section 2.14. Title to Property. MRCD has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on MRCD; and, to MRCD’s knowledge, all leases pursuant to which MRCD leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of MRCD, under any of such leases, any existing material default or event of default (or event which with the giving of notice or lapse of time, or both, would constitute a default and in respect of which MRCD has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on MRCD.

Section 2.15. Intellectual Property.

(a) MRCD owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefore that are material to its business as currently conducted (the “MRCD Intellectual Property Rights”).

(b) The validity of the MRCD Intellectual Property Rights and the title thereto of MRCD is not being questioned in any litigation to which MRCD is a party.

(c) Except as set forth in Section 2.15(c) of the MRCD Disclosure Schedule, the conduct of the business of MRCD as now conducted does not, to MRCD’s knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any MRCD Intellectual Property Rights.

(d) MRCD has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where MRCD has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 2.16. Insurance. MRCD currently does not maintain general liability and other business insurance.

Section 2.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding MERCULITE SUBCO Shares are the only vote of the holders of any class or series of MERCULITE SUBCO’s capital stock and MRCD necessary to approve and adopt this Agreement and the Merger.

Section 2.18. Tax Treatment. Neither MRCD or MERCULITE SUBCO nor, to the knowledge of MRCD or MERCULITE SUBCO, any of their affiliates have taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 2.19. Affiliates. Except for the directors and executive officers of MRCD, each of whom is listed in Section 2.19 of the MRCD Disclosure Schedule, there are no persons who, to the knowledge of MRCD, may be deemed to be affiliates of MRCD under Rule 1-02(b) of Regulation S-X of the SEC (the “MRCD Affiliates”).

Section 2.20. Certain Business Practices. None of MRCD or MERCULITE SUBCO or any directors, officers, agents or employees of MRCD or MERCULITE SUBCO has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or (iii) made any other unlawful payment.

Section 2.21. Insider Interests. Except as set forth in Section 2.21 of the MRCD Disclosure Schedule, no officer or director of MRCD has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or MRCD Intellectual Property Rights, used in or pertaining to the business of MRCD, except for the ordinary rights of a stockholder or employee stock option-holder.

Section 2.22. Opinion of Financial Adviser. No financial adviser has been engaged to assist MRCD in reference to this transaction, nor are there any fees or commissions obligated to any third party.

Section 2.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MRCD or MERCULITE SUBCO.

Section 2.24. Disclosure. No representation or warranty of MRCD or MERCULITE SUBCO in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to BLACKCRAFT pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 2.25. No Existing Discussions. As of the date hereof, MRCD is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

Section 2.26. Material Contracts.

(a) MRCD and MERCULITE SUBCO have delivered or otherwise made available to BLACKCRAFT true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which either MRCD and MERCULITE SUBCO is a party affecting the obligations of any party thereunder) to which either MRCD or MERCULITE SUBCO is a party or by which any of their respective properties or assets are bound that are, material to the business, properties or assets of MRCD or MERCULITE SUBCO taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of MRCD or MERCULITE SUBCO taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which MRCD is a party involving employees of MRCD); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since December 31, 2012; (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the “MRCD Contracts”). Neither MRCD nor MERCULITE SUBCO is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the MRCD Contracts is valid and enforceable in accordance with its terms, and there is no default, other than what has been previously disclosed in MRCD’s SEC reports, under any MRCD Contract so listed either by MRCD or MERCULITE SUBCO or, to the knowledge of MRCD or MERCULITE SUBCO, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by MRCD or MERCULITE SUBCO or, to the knowledge of MRCD or MERCULITE SUBCO, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on MRCD or MERCULITE SUBCO.

(c) No party to any such MRCD Contract has given notice to MRCD of or made a claim against MRCD or MERCULITE SUBCO with respect to any breach or default thereunder, other than what has been previously disclosed in MRCD’s SEC reports, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on MRCD or MERCULITE SUBCO.

ARTICLE 3

Representations and Warranties of BLACKCRAFT

Except as set forth on the Disclosure Schedule delivered by BLACKCRAFT to MRCD (the “BLACKCRAFT Disclosure Schedule”), BLACKCRAFT hereby represents and warrants to MRCD as follows:

Section 3.1. Organization and Qualification.

(a) BLACKCRAFT is duly organized, validly existing and will be in good standing under the laws of the jurisdiction of its incorporation (Nevada) or organization prior to Close, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on BLACKCRAFT. When used in connection with BLACKCRAFT, the term “Material Adverse Effect’’ means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of BLACKCRAFT, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any business in which BLACKCRAFT is engaged, or (ii) that may impair the ability of BLACKCRAFT to consummate the transactions contemplated hereby.

(b) BLACKCRAFT has heretofore delivered to MRCD accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of BLACKCRAFT. BLACKCRAFT is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on BLACKCRAFT.

Section 3.2. Capitalization of BLACKCRAFT.

(a) As of the date of this Agreement, the authorized capital stock of BLACKCRAFT consists of; (i) Two Billion (2,000,000,000) BLACKCRAFT Common Shares, no par value per share, of which, as of March 26, 2014, Two Million Two Hundred Thirty-four Thousand Five Hundred Eighty (2,234,580) common Shares were issued and outstanding. All of the outstanding BLACKCRAFT Shares have been duly authorized and validly issued, and are fully paid, non-assessable and free of preemptive rights.

(b) Except as set forth in Section 3.2(b) of the BLACKCRAFT Disclosure Schedule, between December 31, 2012 and the date hereof, no shares of BLACKCRAFT’s capital stock have been issued and no BLACKCRAFT Stock options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of BLACKCRAFT, (ii) securities of BLACKCRAFT convertible into or exchangeable for shares of capital stock or voting securities of BLACKCRAFT, (iii) options or other rights to acquire from BLACKCRAFT, or obligations of BLACKCRAFT to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of BLACKCRAFT, or (iv) equity equivalents, interests in the ownership or earnings of BLACKCRAFT or other similar rights (collectively, “BLACKCRAFT Securities”). As of the date hereof, there are no outstanding obligations of BLACKCRAFT to repurchase, redeem or otherwise acquire any BLACKCRAFT Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which BLACKCRAFT is a party or by which it is bound relating to the voting or registration of any shares of capital stock of BLACKCRAFT.

(c) Except as set forth in Section 3.2(c) of the BLACKCRAFT Disclosure Schedule, there are no securities of BLACKCRAFT convertible into or exchangeable for, no options or other rights to acquire from BLACKCRAFT, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of BLACKCRAFT.

(d) The BLACKCRAFT Shares constitute the only class of equity securities of BLACKCRAFT.

(e) Except as set forth in Section 3.2(e) of the BLACKCRAFT Disclosure Schedule, BLACKCRAFT does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

Section 3.3. Authority Relative to this Agreement; Recommendation.

(a) BLACKCRAFT has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of BLACKCRAFT (the “BLACKCRAFT Board”), and no other corporate proceedings on the part of BLACKCRAFT are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 3.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding BLACKCRAFT Shares. This Agreement has been duly and validly executed and delivered by BLACKCRAFT and constitutes a valid, legal and binding agreement of BLACKCRAFT, enforceable against BLACKCRAFT in accordance with its terms.

(b) The BLACKCRAFT Board has resolved to recommend that the stockholders of BLACKCRAFT approve and adopt this Agreement.

Section 3.4. SEC Reports; Financial Statements. BLACKCRAFT is not required to file forms, reports and documents with the SEC.

Section 3.5. Information Supplied. None of the information supplied or to be supplied by BLACKCRAFT for inclusion or incorporation by reference to the 8-K will, at the time the 8-K is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 3.6. Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the BLACKCRAFT Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of FINRA, and the filing and recordation of the Merger Certificate as required by the NGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by BLACKCRAFT of this Agreement or the consummation by BLACKCRAFT of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on BLACKCRAFT.

Neither the execution, delivery and performance of this Agreement by BLACKCRAFT nor the consummation by BLACKCRAFT of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws (or similar governing documents) of BLACKCRAFT, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which BLACKCRAFT is a party or by which it or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to BLACKCRAFT or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on BLACKCRAFT.

Section 3.7. No Default. BLACKCRAFT is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which BLACKCRAFT is now a party or by which it or any of its properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to BLACKCRAFT, or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on BLACKCRAFT. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which BLACKCRAFT is now a party or by which it or any of its properties or assets may be bound that is material to BLACKCRAFT taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which BLACKCRAFT is aware by any party obligated to BLACKCRAFT thereunder.

Section 3.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed by BLACKCRAFT, BLACKCRAFT has not had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of BLACKCRAFT (including the notes thereto) or which would have a Material Adverse Effect on BLACKCRAFT. Except as disclosed by BLACKCRAFT, BLACKCRAFT has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to BLACKCRAFT having or which could reasonably be expected to have, a Material Adverse Effect on BLACKCRAFT. Except as and to the extent disclosed by BLACKCRAFT there has not been (i) any material change by BLACKCRAFT in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by BLACKCRAFT of any of its assets having a Material Adverse Effect on BLACKCRAFT, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

Section 3.9. Litigation. Except as set forth in Section 3.9 of the BLACKCRAFT Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of BLACKCRAFT, threatened against BLACKCRAFT or any of its properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on BLACKCRAFT or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by BLACKCRAFT, BLACKCRAFT is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on BLACKCRAFT or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 3.10. Compliance with Applicable Law. Except as disclosed by BLACKCRAFT, BLACKCRAFT holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (the “BLACKCRAFT Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on BLACKCRAFT. Except as disclosed by BLACKCRAFT, BLACKCRAFT is in compliance with the terms of the BLACKCRAFT Permits, except where the failure so to comply would not have a Material Adverse Effect on BLACKCRAFT. Except as disclosed by BLACKCRAFT, the businesses of BLACKCRAFT is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on BLACKCRAFT. Except as disclosed by BLACKCRAFT no investigation or review by any Governmental Entity with respect to BLACKCRAFT is pending or, to the knowledge of BLACKCRAFT, threatened, nor, to the knowledge of BLACKCRAFT, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which BLACKCRAFT reasonably believes will not have a Material Adverse Effect on BLACKCRAFT.

Section 3.11. Employee Benefit Plans; Labor Matters.

(a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of ERISA), maintained or contributed to at any time by BLACKCRAFT or any entity required to be aggregated with BLACKCRAFT pursuant to Section 414 of the Code (each, a “BLACKCRAFT Employee Plan”), no event has occurred and, to the knowledge of BLACKCRAFT, no condition or set of circumstances exists in connection with which BLACKCRAFT could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on BLACKCRAFT.

(b) (i) No BLACKCRAFT Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each BLACKCRAFT Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 3.11(c) of the BLACKCRAFT Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any BLACKCRAFT Stock Options, together with the number of BLACKCRAFT Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 3.11(c) of the BLACKCRAFT Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. BLACKCRAFT has furnished MRCD with complete copies of the plans pursuant to which the BLACKCRAFT Stock Options were issued. Other than the automatic vesting of BLACKCRAFT Stock Options that may occur without any action on the part of BLACKCRAFT or its officers or directors, BLACKCRAFT has not taken any action that would result in any BLACKCRAFT Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) BLACKCRAFT has made available to MRCD (i) a description of the terms of employment and compensation arrangements of all officers of BLACKCRAFT and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating BLACKCRAFT to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of BLACKCRAFT who have executed a non-competition agreement with BLACKCRAFT and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of BLACKCRAFT with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of the BLACKCRAFT with or relating to its employees which contain change in control provisions.

(e) Except as disclosed in Section 3.11(e) of the BLACKCRAFT Disclosure Schedule there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any BLACKCRAFT Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f) There are no controversies pending or, to the knowledge of BLACKCRAFT threatened, between BLACKCRAFT and any of its employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on BLACKCRAFT. BLACKCRAFT is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by BLACKCRAFT (and BLACKCRAFT does not have any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does BLACKCRAFT know of any activities or proceedings of any labor union to organize any of its or employees. BLACKCRAFT has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its employees.

Section 3.12. Environmental Laws and Regulations.

(a) Except as disclosed by BLACKCRAFT, (i) BLACKCRAFT is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on BLACKCRAFT, which compliance includes, but is not limited to, the possession by BLACKCRAFT of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) BLACKCRAFT has not received written notice of, or, to the knowledge of BLACKCRAFT, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on BLACKCRAFT; and (iii) to the knowledge of BLACKCRAFT, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as disclosed by BLACKCRAFT, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on BLACKCRAFT that are pending or, to the knowledge of BLACKCRAFT, threatened against BLACKCRAFT or, to the knowledge of BLACKCRAFT, against any person or entity whose liability for any Environmental Claim BLACKCRAFT has or may have retained or assumed either contractually or by operation of law.

Section 3.13. Tax Matters. Except as set forth in Section 3.13 of the BLACKCRAFT Disclosure Schedule: (i) BLACKCRAFT has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of BLACKCRAFT and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to BLACKCRAFT have been paid in full or have been provided for in accordance with GAAP on BLACKCRAFT’s most recent balance sheet; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to BLACKCRAFT; (iv) to the knowledge of BLACKCRAFT none of the Tax Returns of or with respect to BLACKCRAFT is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to BLACKCRAFT which has not been abated or paid in full.

Section 3.14. Title to Property. BLACKCRAFT has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on BLACKCRAFT; and, to BLACKCRAFT’s knowledge, all leases pursuant to which BLACKCRAFT leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of BLACKCRAFT, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which BLACKCRAFT has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on BLACKCRAFT.

Section 3.15. Intellectual Property.

(a) BLACKCRAFT owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefor that are material to its business as currently conducted (the “BLACKCRAFT Intellectual Property Rights”).

(b) Except as set forth in Section 3.15(b) of the BLACKCRAFT Disclosure Schedule the validity of the BLACKCRAFT Intellectual Property Rights and the title thereto of BLACKCRAFT, as the case may be, is not being questioned in any litigation to which BLACKCRAFT is a party.

(c) The conduct of the business of BLACKCRAFT as now conducted does not, to BLACKCRAFT’s knowledge, infringe any valid patents, trademarks, trade-names, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any BLACKCRAFT Intellectual Property Rights.

(d) BLACKCRAFT has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where BLACKCRAFT has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 3.16. Insurance. BLACKCRAFT currently does not maintain general liability and other business insurance.

Section 3.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding BLACKCRAFT Shares is the only vote of the holders of any class or series of BLACKCRAFT’s capital stock necessary to approve and adopt this Agreement and the Merger.

Section 3.18. Tax Treatment. Neither BLACKCRAFT nor, to the knowledge of BLACKCRAFT, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 3.19. Affiliates. Except for the directors and executive officers of BLACKCRAFT, each of whom is listed in Section 3.19 of the BLACKCRAFT Disclosure Schedule, there are no persons who, to the knowledge of BLACKCRAFT, may be deemed to be affiliates of BLACKCRAFT under Rule 1-02(b) of Regulation S-X of the SEC (the “BLACKCRAFT Affiliates”).

Section 3.20. Certain Business Practices. None of BLACKCRAFT, or any of the BLACKCRAFT directors, officers, agents or employees has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

Section 3.21. Insider Interests. Except as set forth in Section 3.21 of the BLACKCRAFT Disclosure Schedule, no officer or director of BLACKCRAFT has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or BLACKCRAFT Intellectual Property Rights, used in or pertaining to the business of BLACKCRAFT, except for the ordinary rights of a stockholder or employee stock option holder.

Section 3.22. Opinion of Financial Adviser. No financial adviser has been engaged to assist BLACKCRAFT in reference to this transaction, nor are there any fees or commissions obligated to any third party.

Section 3.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of BLACKCRAFT.

Section 3.24. Disclosure. No representation or warranty of BLACKCRAFT in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to MRCD pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 3.25. No Existing Discussions. As of the date hereof, BLACKCRAFT is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

Section 3.26. Material Contracts.

(a) BLACKCRAFT has delivered or otherwise made available to MRCD true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which BLACKCRAFT is a party affecting the obligations of any party thereunder) to which BLACKCRAFT is a party or by which any of its properties or assets are bound that are, material to the business, properties or assets of BLACKCRAFT taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of BLACKCRAFT taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which BLACKCRAFT is a party involving employees of BLACKCRAFT); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise. (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2 hereof, the “BLACKCRAFT Contracts”). BLACKCRAFT is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the BLACKCRAFT Contracts is valid and enforceable in accordance with its terms, and there is no default under any BLACKCRAFT Contract so listed either by BLACKCRAFT or, to the knowledge of BLACKCRAFT, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by BLACKCRAFT or, to the knowledge of BLACKCRAFT, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on BLACKCRAFT.

(c) No party to any such BLACKCRAFT Contract has given notice to BLACKCRAFT of or made a claim against BLACKCRAFT with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on BLACKCRAFT.

ARTICLE 4

Covenants

Section 4.1. Conduct of Business of MRCD. Except as contemplated by this Agreement or as described in Section 4.1 of the MRCD Disclosure Schedule, during the period from the date hereof to the Effective Time, MRCD will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the MRCD Disclosure Schedule, prior to the Effective Time, MRCD will not, without the prior written consent of BLACKCRAFT:

(a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(b) amend the terms of any stock of any class or any other securities (except bank loans) or equity equivalents.

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities; except as set forth herein;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of MRCD (other than the Merger);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of MRCD; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be required by law, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent MRCD from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2014 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2013 in amounts previously disclosed to BLACKCRAFT (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to MRCD);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business or as a result of the Closing Conditions of this Merger Agreement that have been described in the agreement);

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to MRCD; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $1,000 or, in the aggregate, are in excess of $5,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to MRCD;

(l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby beyond those described as Closing Conditions to this agreement, or (ii) the settlement or compromise of which could have a Material Adverse Effect on MRCD;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of MRCD contained in this Agreement untrue or incorrect.

Section 4.2. Conduct of Business of BLACKCRAFT. Except as contemplated by this Agreement or as described in Section 4.2 of the BLACKCRAFT Disclosure Schedule during the period from the date hereof to the Effective Time, BLACKCRAFT will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the BLACKCRAFT Disclosure Schedule, prior to the Effective Time, BLACKCRAFT will not, without the prior written consent of MRCD:

(a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(d) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, re-capitalization or other reorganization of BLACKCRAFT (other than this Merger);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business. (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of BLACKCRAFT; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be required by law, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent BLACKCRAFT from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2014 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2013 in amounts previously disclosed to MRCD (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to BLACKCRAFT);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to BLACKCRAFT; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $1,000 or, in the aggregate, are in excess of $5,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to BLACKCRAFT;

(l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on BLACKCRAFT;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of BLACKCRAFT contained in this Agreement untrue or incorrect.

Section 4.3. Preparation of 8-K. BLACKCRAFT and MRCD shall promptly prepare and file with the SEC a Current Report on Form 8-K within four (4) days of the Effective Time of this Agreement disclosing the Merger, if required by counsel.

Section 4.4. Other Potential Acquirers.

(a) BLACKCRAFT and MRCD, and their respective affiliates, officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.

Section 4.5. Meetings of Stockholders. BLACKCRAFT shall take all actions necessary, in accordance with the respective General Corporation Law of its respective state, and its respective articles of incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders, or receive a written majority consent of its respective stockholders, as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the NGCL and its charter and bylaws, in the case of MERCULITE SUBCO and the General Corporation Law of its respective state, and its charter and bylaws, in the case of BLACKCRAFT. MERCULITE SUBCO and BLACKCRAFT will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters. It is not anticipated that MRCD will require a stockholder meeting for approval of this Agreement.

Section 4.6. FINRA OTC:QB Listing. The parties shall use all reasonable efforts to continue to cause the MRCD Shares, subject to Rule 144, to be traded on the Over-the-Counter Quotation Board.

Section 4.7. Access to Information.

(a) Between the date hereof and the Effective Time, MRCD will give BLACKCRAFT and its authorized representatives, and BLACKCRAFT will give MRCD and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

(b) Between the date hereof and the Effective Time, MRCD shall make available to BLACKCRAFT, and BLACKCRAFT will make available to MRCD, within 25 business days after the end of each quarter, quarterly statements prepared by such party (in conformity with its past practices) as of the last day of the period then ended.

(c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

Section 4.8. Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the 8-K, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, BLACKCRAFT, MERCULITE SUBCO and MRCD agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the BLACKCRAFT and MERCULITE SUBCO stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

Section 4.9. Employee Benefits; Stock Option and Employee Purchase Plans. It is the parties’ present intent to provide after the Effective Time to employees of BLACKCRAFT employee benefit plans (other than stock option or other plans involving the potential issuance of securities of MRCD) which, in the aggregate, are not less favorable than those currently provided by BLACKCRAFT. Notwithstanding the foregoing, nothing contained herein shall be construed as requiring the parties to continue any specific employee benefit plans.

Section 4.10. Public Announcements. BLACKCRAFT and MRCD will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any quotation requirements with FINRA Over-the-Counter Quotation Board (OTC:QB) as determined by BLACKCRAFT or MRCD.

Section 4.11. Indemnification.

(a) To the extent, if any, not provided by an existing right under one of the parties’ directors and officers liability insurance policies, from and after the Effective Time, MRCD and MERCULITE SUBCO shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an “Indemnified Party” and, collectively, the ‘‘Indemnified Parties”) against all losses, expenses (including reasonable attorneys’ fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss expense, claim, damage or liability (whether or not arising before the Effective Time), (i) MRCD shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to MRCD, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the NGCL or its certificate of incorporation or bylaws, (ii) MRCD will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the NGCL and MRCD’ certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to MRCD and the Indemnified Party; provided, however, that MRCD shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, conflict on any significant issue between positions of any two or more Indemnified Parties.

(b) In the event MRCD or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of MRCD shall assume the obligations set forth in this Section 4.11.

(c) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of MRCD and BLACKCRAFT and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in MRCD’s and BLACKCRAFT’s certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

(d) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

Section 4.12. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 5

Conditions to Consummation of the Merger

Section 5.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of MERCULITE SUBCO and BLACKCRAFT;

(b) this Agreement shall have been approved and adopted by the Board of Directors of MRCD, MERCULITE SUBCO and BLACKCRAFT;

(c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

(d) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

Section 5.2. Conditions to the Obligations of MRCD and MERCULITE SUBCO. The obligation of MRCD and MERCULITE SUBCO to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations of BLACKCRAFT contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on BLACKCRAFT) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing BLACKCRAFT shall have delivered to MRCD a certificate to that effect;

(b) each of the covenants and obligations of BLACKCRAFT to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing BLACKCRAFT shall have delivered to MRCD a certificate to that effect;

(c) BLACKCRAFT shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Merger as relates to any obligation, right or interest of BLACKCRAFT under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of MRCD, individually or in the aggregate, have a Material Adverse Effect on BLACKCRAFT;

(d) BLACKCRAFT shall have obtained the cancellation of all options, warrants, or other agreements relating to the right to receive securities of BLACKCRAFT, except as such rights are set forth in the BLACKCRAFT schedules as attached hereto;

(e) BLACKCRAFT shall, within 4 days of the Closing as set forth in Section 1.3, provided MRCD with (i) auditable financial statements for BLACKCRAFT, for the year ended December 31, 2013; and,

(g) there shall have been no events, changes or effects with respect to BLACKCRAFT having or which could reasonably be expected to have a Material Adverse Effect on BLACKCRAFT.

Section 5.3. Conditions to the Obligations of BLACKCRAFT. The respective obligations of BLACKCRAFT to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations of MRCD and MERCULITE SUBCO contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on MRCD) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing MRCD shall have delivered to BLACKCRAFT a certificate to that effect;

(b) each of the covenants and obligations of MRCD to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing MRCD shall have delivered to BLACKCRAFT a certificate to that effect;

(c) MRCD shall have delivered 2,234,580 shares of Common Stock of MRCD, pursuant to Section 1.7; and

(e) there shall have been no events, changes or effects with respect to MRCD having or which could reasonably be expected to have a Material Adverse Effect on MRCD.

ARTICLE 6

Termination; Amendment; Waiver

Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by MERCULITE SUBCO’s or BLACKCRAFT’s stockholders:

(a) by mutual written consent of MRCD and BLACKCRAFT;

(b) by BLACKCRAFT or MRCD if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become non-appealable or (ii) the Merger has not been consummated by ; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

(c) by MRCD if (i) there shall have been a breach of any representation or warranty on the part of BLACKCRAFT set forth in this Agreement, or if any representation or warranty of BLACKCRAFT shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by March 27, 2014 (or as otherwise extended), (ii) there shall have been a breach by BLACKCRAFT of any of their respective covenants or agreements hereunder having a Material Adverse Effect on BLACKCRAFT or materially adversely affecting (or materially delaying) the consummation of the Merger, and BLACKCRAFT, as the case may be, has not cured such breach within 20 business days after notice by MRCD thereof, provided that MRCD has not breached any of its obligations hereunder, and (iii) BLACKCRAFT shall have failed to acquire the cancellation of any options, warrants, except as set forth in the disclosure schedule.

(d) by BLACKCRAFT if (i) there shall have been a breach of any representation or warranty on the part of MRCD or MERCULITE SUBCO set forth in this Agreement, or if any representation or warranty of MRCD or MERCULITE SUBCO shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by March 27, 2014 (or as otherwise extended), (ii) there shall have been a breach by MRCD or MERCULITE SUBCO of its covenants or agreements hereunder having a Material Adverse Effect on MRCD or materially adversely affecting (or materially delaying) the consummation of the Merger, and MRCD, as the case may be, has not cured such breach within twenty business days after notice by BLACKCRAFT thereof, provided that BLACKCRAFT has not breached any of its obligations hereunder, (iii) the MRCD Board shall have recommended to MERCULITE SUBCO’s stockholders a Superior Proposal, (iv) the MRCD Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a stockholders’ meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) BLACKCRAFT shall have failed to obtain the requisite vote of its stockholders, (vi) MERCULITE SUBCO shall have failed to obtain the requisite vote of its stockholders, or (vii.) if the conditions set forth in Section 5.3 have not been satisfied, or if the Merger has not been consummated on or before March 27, 2014 for any reason other than the fault of BLACKCRAFT.

Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 6.2 and Sections 4.7(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

Section 6.3. Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.4. Amendment. This Agreement may be amended by action taken by MRCD, MERCULITE SUBCO and BLACKCRAFT at any time before or after approval of the Merger by the stockholders of MERCULITE SUBCO and BLACKCRAFT (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

Section 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 7

Miscellaneous

Section 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

Section 7.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

Section 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

If to Merculite Distributing, Inc.:
Merculite Distributing, Inc.
19081 N. Shelby Dr.
Phoenix, Arizona 85138

If to MERCULITE SUBCO:
MERCULITE SUBCO
19081 N. Shelby Dr.
Phoenix, Arizona 85138

If to BLACKCRAFT EMOJI INCORPORATED.:
BLACKCRAFT EMOJI INCORPORATED
1030 N. Main St., Unit B
Orange, CA 92867

with a copy to:

Stoecklein Law Group, LLP
Donald J. Stoecklein, Esq.
401 West A Street
Suite 1150
San Diego, California 92101
djs@slgseclaw.com

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

Section 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.8. Certain Definitions. For the purposes of this Agreement, the term:

(a) “affiliate” means (except as otherwise provided in Sections 2.19, 3.19 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) “business day” means any day other than a day on which Nasdaq is closed;

(c) “capital stock” means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

(d) “knowledge’’ or “known’’ means, with respect to any matter in question, if an executive officer of MRCD or its subsidiaries, or BLACKCRAFT, as the case may be, has actual knowledge of such matter;

(e) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

(f) “subsidiary” or “subsidiaries” of MRCD, BLACKCRAFT or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which MRCD, BLACKCRAFT or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Section 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of MRCD, BLACKCRAFT or any officer, director, employee, agent, representative or investor of any party hereto.

Section 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Merger.

Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 7.12. Conflict Waiver. The parties to this Agreement acknowledge that Stoecklein Law Group has represented both parties to this Agreement prior to the introduction of the parties, and continues to represent both parties with respect to the terms and conditions of this Merger Transaction, and will continue to represent MRCD with its securities matters post Merger. In addition Stoecklein Law Group has a substantial economic interest in the transaction, which has been fully disclosed to both parties. Both parties acknowledge that a conflict does exist in the representation of the parties by Stoecklein Law Group, that both parties have been provided the opportunity to obtain independent counsel or advise on the terms and conditions of this Merger. All parties to this Merger, agree, upon the execution hereof to waive such conflict.

In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

BLACKCRAFT:
Blackcraft Emoji Incorporated
a California corporation

By: /S/ Robert Schubesnki
Robert Schubenski, CEO

MRCD:
Blackcraft Cult, Inc.
a Nevada corporation

By: /S/ Steven Subick
Steven Subick, President

MERCULITE SUBCO:
Merculite SUBCO
a Nevada corporation

By: /S/ Steven Subick
Steven Subick, President

MRCD DISCLOSURE SCHEDULE

Section 2.1                      Organization                                               See Articles/Bylaws/Minutes

Section 2.2(c) Subsidiary	MERCULITE SUBCO – 100% owned

Section 2.6 Consents & Approvals                                                  None Required – Board Approval of MRCD
                        Shareholder approval of Merculite SUBCO

Section 2.7 No Default                                                                       Not Applicable

Section 2.8 No Undisclosed Liability                                              None Exist

Section 2.9 Litigation                                                                         None Exist

Section 2.10 Compliance with Applicable Law                               Not Applicable

Section 2.11 Employee Benefit Plans                                               Section 2.11(a) Not Applicable – None Exist

Section 2.11(b) No Benefit Plans Exist

Section 2.11(c) No Options Exist

Section 2.11(d) No Agreements Exist

Section 2.12 Environmental Laws/ Regulations                              Not Applicable

Section 2.13 Tax Matters                                                                    None Exist

Section 2.14 Title to Property                                                            None Exist

Section 2.15 Intellectual Property                                                    None Exist

Section 2.16 Insurance                                                                      None Exist

Section 2.17 Vote Required                                                              See Merculite SUBCO Stockholder Meeting
Certificate
Directors Approval of MRCD

Section 2.18 Tax Treatment                                                              Not Applicable

Section 2.19 Affiliates                                                                        Steven Subick, President, Sec/Treas
and Director Robert Schubenski, Director

Section 2.20 Certain Business Practices                                        None Exist

Section 2.21 Insider Interest                                                           None Exist

Section 2.22 Opinion of Financial Adviser                                   Waived – None Exist

Section 2.23 Broker                                                                           None Exist

Section 4.1 Conduct of Business                                                   See Articles

BLACKCRAFT DISCLOSURE SCHEDULE

Section 3.2(b) BLACKCRAFT Stock

Registered Name and Address	Number of Shares of Common Stock
Robert Schubenski	1,112,640
James Somers	1,112,640
Kathy L. Hess	1,500
Frank E. & Andrea M. Brownlee	6,000
Ron Deimling	1,800
TOTAL	2,234,580

Section 3.2(c) Capital Stock Rights                                                  None Exist other than as in Articles

Section 3.2(d) Securities conversions                                             None Exist

Section 3.2 (f) Subsidiaries                                                                None Exist

Section 3.6 Consents & Approvals                                                 None Required other than Board Approval and Stockholders

Section 3.7 No Default                                                                      Not Applicable

Section 3.8 No Undisclosed Liability                                             None Exist

Section 3.9 Litigation                                                                        None Exist

Section 3.10 Compliance with Applicable Law                              Not Applicable

Section 3.11 Employee Benefit Plans                                              Section 3.11(c) No Options Exist

Section 3.11(e) No Agreements Exist

Section 3.12 Environmental Laws/ Regulations                            Not Applicable

Section 3.13 Tax Matters                                                                  None Exist

Section 3.14 Title to Property                                                          None Exist

Section 3.15(b) Intellectual Property                                              None Exist

Section 3.16 Insurance                                                                     None Exist

Section 3.17 Vote Required                                                                See Stockholder Meeting Certificate

Section 3.18 Tax Treatment                                                                Not Applicable

Section 3.19 Affiliates                                                                         Robert Schubenski, CEO, Secretary and Director
James Somers, President and Director

Section 3.20 Certain Business Practices                                          None Exist

Section 3.21 Insider Interest                                                              None Exist

Section 3.22 Opinion of Financial Adviser                                     Waived – None Exist

Section 2.23 Broker                                                                             None Exist

Section 4.2 Conduct of Business                                                     See Articles